SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.                     )
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HORIZON BANCORP
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March 23, 2007
Dear Shareholder:
You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Horizon Bancorp to be held at the Holiday Inn, 5820 South Franklin Street, Michigan City, Indiana on Thursday, May 3, 2007, at 6:00 p.m. (local time; registration will begin at 5:30 p.m.). To ensure that a quorum will be represented at the meeting, we encourage you to complete, sign, date and return your proxy promptly in the enclosed postage prepaid envelope. This will not limit your right to attend the meeting and vote in person.
The Notice of Annual Meeting and the Proxy Statement on the following pages cover the business to come before the meeting, which will be the election of directors and the ratification of the independent auditors. We urge you to read these materials carefully.
The Annual Report for the year ending December 31, 2006, also is enclosed.
We look forward to meeting our shareholders, and welcome the opportunity to discuss the business of your company with you.

Robert C. Dabagia	Craig M. Dwight
Chairman of the Board	President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
Annual Meeting of Shareholders
Items of Business
Voting Information
Proposal 1
Members of the Board of Directors
Corporate Governance
Compensation Discussion and Analysis
Compensation Committee Report
Executive Compensation Tables
Compensation of Directors
Report of the Audit Committee
Common Share Ownership by Directors and Executive Officers
Stock Ownership of Certain Beneficial Owners
Certain Business Relationships and Transactions
Proposal 2
Auditor Fees and Services
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals for 2008 Annual Meeting
Other Matters
Availability of Form 10-K

Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
Notice of Annual Meeting of Shareholders
To Be Held on May 3, 2007
To Our Shareholders:
The Annual Meeting of Shareholders of Horizon Bancorp (“Horizon”) will be held on Thursday, May 3, 2007, 6:00 p.m. (local time; registration will begin at 5:30 p.m.), at the Holiday Inn, 5820 South Franklin Street, Michigan City, Indiana.
The Annual Meeting will be held for the following purposes:
Election of Directors: The election of four Directors to serve three-year terms expiring in 2010.
Ratification of Auditors: The ratification of the appointment of BKD, LLP, as independent auditors for 2007.
Other Business: The transaction of such other business as may properly come before the meeting or any adjournment of the meeting.
You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 2, 2007.
We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage paid envelope furnished for that purpose.
A copy of our Annual Report for the fiscal year ended December 31, 2006, is enclosed.
By Order of the Board of Directors
Lawrence J. Mazur
Secretary
Michigan City, Indiana
March 23, 2007
It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

HORIZON BANCORP
Proxy Statement
Annual Meeting of Shareholders
May 3, 2007
The Board of Directors of Horizon Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2007, at 6:00 p.m. (local time). The meeting will be held at the Holiday Inn, 5820 South Franklin Street, Michigan City, Indiana. We expect to mail this Proxy Statement to our shareholders on or about March 23, 2007.
Items of Business
What will the shareholders vote on at the Annual Meeting?
Shareholders will vote on the following two proposals:
•	The election of four directors to serve three-year terms; and

•	The ratification of the appointment of BKD, LLP, as independent auditors for 2007.
Will there be any other items of business to vote on?
Management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.
Voting Information
Who can vote at the Annual Meeting?
Shareholders of record of Horizon Common Shares as of the close of business on March 2, 2007, the record date, may vote at the Annual Meeting. On the record date, 3,238,682 Common Shares were issued and outstanding and Horizon had no other class of equity securities outstanding. Each Common Share is entitled to one vote on each matter to be voted on at the Annual Meeting.
How do I vote my shares?
If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to Horizon and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf for each matter described below and, upon the transaction of other business as may properly come before the meeting, in accordance with their best judgment.
If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.
Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.
Can I change my vote after I have mailed my proxy card?
You may revoke your proxy at any time before it is exercised by notifying Horizon’s Secretary (Lawrence J. Mazur, 515 Franklin Square, Michigan City, Indiana 46360) in writing, delivering a later-dated proxy, or, if you are a shareholder of record, voting in person at the Annual Meeting.

Can I vote my shares in person at the meeting?
If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.
If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the meeting.
What constitutes a quorum?
A majority of the outstanding Common Shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of March 2, 2007, the record date, 3,238,682 Common Shares were issued and outstanding.
How many votes are required for the election of directors and the other proposals?
The following votes will be required to approve the proposals:
•	Directors will be elected by a plurality of the votes cast (Proposal 1).

•	The ratification of the independent auditors requires that more votes be cast in favor of the proposal than against the proposal (Proposal 2).
Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. Abstentions and instructions to withhold authority will result in a nominee for director in Proposal 1 (Election of Directors) receiving fewer votes but will not count as votes “against” the nominee. Neither abstentions nor broker non-votes will affect whether more votes have been cast for than against Proposal 2 (Ratification of Independent Auditors).
What is a “broker non-vote”?
A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine,” such as the election of directors and the ratification of auditors.
Who pays the cost of this proxy solicitation?
Horizon pays the cost of soliciting proxies. Upon request, Horizon will reimburse brokers, dealers, banks, trustees and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of the Common Shares. In addition to sending the proxy statement by mail, proxies also may be solicited personally or by telephone or facsimile or electronic mail, by certain directors, officers and employees of Horizon, the Bank and the Bank’s subsidiaries, who will not be specially compensated for such solicitation.
Proposal 1
Election of Directors
The first matter to be acted upon at the Annual Meeting is the election of directors. Horizon’s Board of Directors currently consists of twelve members. As required by Horizon’s Amended and Restated Articles of Incorporation, the Board is divided into three classes of equal or near-equal size and the members of one class of directors are elected to serve three-year terms at each Annual Meeting.
Nominees
The terms of Susan D. Aaron, Charley E. Gillispie, Larry N. Middleton, Jr. and Robert E. Swinehart will end at the Annual Meeting. The Board of Directors has nominated each of them to serve additional three-

year terms as members of the Class of 2010. Information on the nominees and the other members of the Board of Directors is provided below.
The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the four nominees
(Item 1 on the Proxy Card)
Members of the Board of Directors
The following table presents biographical information on all of the directors, including the four nominees. All of the directors of Horizon also serve as directors of Horizon Bank, N.A. (the “Bank”).

Name	Age	Business Experience and Service as a Director

Class of 2010

Susan D. Aaron	52	Ms. Aaron is the President and Chief Executive Officer of Vision Financial Services, Inc., LaPorte, Indiana, an accounts receivable management business. She has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of the Bank since 1993. Ms. Aaron qualifies as an audit committee financial expert under SEC rules.

Charley E. Gillispie	59	Mr. Gillispie is Vice President of Administration and Finance at Valparaiso University. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of the Bank since 2000. Mr. Gillispie qualifies as an audit committee financial expert under SEC rules.

Larry N. Middleton, Jr.	54	Mr. Middleton is a real estate broker and the President of Century 21 Middleton Co., Inc. in Michigan City, Indiana. He has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of the Bank since 1993.

Robert E. Swinehart	64	Mr. Swinehart is the retired President and Chief Operating Officer of Emerson Power Transmission Corp. He has served on Horizon’s Board of Directors since 1998 and on the Board of Directors of the Bank since 1996.

Class of 2009

Robert C. Dabagia	68	Mr. Dabagia has served as the Chairman of Horizon since 1998. He served as Chief Executive Officer of Horizon and the Bank until July 1, 2001. He has served on Horizon’s Board of Directors since 1980.

Peter L. Pairitz	51	Mr. Pairitz is a business developer. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of the Bank since 2000. Mr. Pairitz qualifies as an audit committee financial expert under SEC rules.

Bruce E. Rampage	60	Mr. Rampage is a retired healthcare executive. He has served on Horizon’s Board of Directors since 2000 and on the Board of Directors of the Bank since 1998.

Name	Age	Business Experience and Service as a Director

Spero W. Valavanis	54	Mr. Valavanis is an architect and the President of Design Organization, Inc., an architecture and interior design firm. He has served on Horizon’s Board of Directors since 2000 and on the Board of Directors of the Bank since 1998.

Class of 2008

Craig M. Dwight	50	Mr. Dwight has served as the Chief Executive Officer of Horizon and the Bank since July 1, 2001, and as the President and Chief Administrative Officer of Horizon and as the President of the Bank since December 1998. He has served on Horizon’s Board of Directors and the Board of Directors of the Bank since 1998.

James B. Dworkin	58	Mr. Dworkin is the Chancellor of Purdue University North Central. He has served on Horizon’s Board of Directors since 2003 and on the Board of Directors of the Bank since 2002.

Daniel F. Hopp	59	Mr. Hopp is Senior Vice President, Corporate Affairs, and General Counsel of Whirlpool Corporation. He has served on Horizon’s Board of Directors since 2005 and on the Board of Directors of the Bank since 2004.

Robert E. McBride, M.D.	67	Dr. McBride is a Pathologist with Pathology Consultants, Inc. in Michigan City, Indiana. He has served on the Boards of Directors of Horizon, the Bank and the Bank’s predecessor since 1984.
Each of the nominees has agreed to serve for the term for which he or she has been nominated. It is intended that the proxies solicited by the Board of Directors will be voted for the nominees named above. If any nominee is unable to stand for election, the Board of Directors may designate a substitute nominee or adopt a resolution reducing the number of members on the Board. If a substitute nominee is designated, Common Shares represented by proxy will be voted for the substituted nominee.
Corporate Governance
Director Independence
Annually Horizon’s Board of Directors considers the independence of each of the directors under the Listing Standards of the NASDAQ Stock Exchange. In determining independence, the Board considers, among other things, current or previous employment relationships as well as material transactions and relationships between Horizon or the Bank and the directors, members of their immediate family and entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.
The Board of Directors has determined that ten of the twelve members of the Board, including the four nominees, qualify as independent directors under the rules of the Securities and Exchange Commission and the NASDAQ Listing Standards. The independent directors are Susan D. Aaron, James B. Dworkin, Charley E. Gillispie, Daniel F. Hopp, Dr. Robert E. McBride, Larry N. Middleton, Peter L. Pairitz, Bruce E. Rampage, Robert E. Swinehart and Spero W. Valavanis.
Members of the Audit, Compensation and Nominating Committee must meet all applicable independence tests of the NASDAQ Stock Exchange and Securities and Exchange Commission.

Communications with Directors
Shareholders may communicate directly to the Board of Directions or individual members of the Board of Directors in writing by sending a letter to the Board at: Horizon Bancorp Board of Directors, 515 Franklin Square, Michigan City, Indiana 46360. All communications directed to the Board of Directors will be transmitted to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.
Shareholders also may communicate concerns, suggestions or questions to any member of the Board of Directors or member of Senior Management by logging onto the www.ethicspoint.com website from any computer at any time or by calling the toll-free hotline number, 866.294.4694. Ethicspoint is a worldwide, confidential and anonymous web and telephone reporting system that allows shareholders, customers, vendors and employees the ability to report concerns, as well as pose questions and suggestions confidentially and anonymously. Ethicspoint is fully compliant with reporting requirements such as those mandated by the Sarbanes-Oxley Act, Section 301. All communications received through Ethicspoint, either by web or telephone, are transmitted directly to the Chairperson of the Board of Directors Audit Committee and designated members of Senior Management, directly without editing or screening.
Code of Ethics
Horizon’s Code of Ethics for Executive Officers and Directors supplements the Horizon Bancorp and Horizon Bank, N.A. Advisor Code of Conduct and Ethics applicable to all employees, including officers. Horizon’s Code of Ethics for Executive Officers and Directors is available on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”
Director Nomination Procedures
Horizon’s Bylaws provide that any of the following may nominate director candidates: the Board of Directors, a nominating committee of the Board, any person appointed and authorized by the Board to make nominations, or any shareholder entitled to vote for the election of directors who has complied with the notice procedures specified in the Bylaws.
Horizon’s Bylaws provide that nominations by shareholders must be made in writing and must be received at Horizon’s principal executive office not fewer than 120 days in advance of the date the Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. The Nominating Committee does not have a separate policy for considering director candidates recommended by shareholders because the director nomination procedures are set forth in Horizon’s Bylaws.
Horizon’s Bylaws provide that the chair of the Annual Meeting may, in his or her discretion, disregard nominations that are not made in accordance with the Bylaws and may instruct the tellers to disregard all votes cast for any such nominee. A complete copy of the applicable provisions of Horizon’s Bylaws is available to shareholders without charge upon request to the Secretary.
Meetings of the Board of Directors and Committees
Horizon’s Board of Directors held twelve meetings during 2006. Each director attended 75% or more of the total number of meetings of the Board and the committees upon which he or she served. Horizon and its subsidiaries have joint standing committees. These committees include the Audit Committee, the Compensation Committee and the Nominating Committee. Executive sessions of the independent directors are held at least four times a year.

Although Horizon does not have a policy regarding the attendance of directors at the Annual Meeting of Shareholders, Horizon encourages directors to attend the Annual Meeting. Ten of the twelve members of the Board of Directors attended the 2006 Annual Meeting.
Nominating Committee
The members of the Nominating Committee are appointed by the Board of Directors in May of each year. The members of the Nominating Committee for 2006/2007 are Mr. Swinehart, who serves as Chairperson, and Mr. Hopp, Dr. McBride and Mr. Pairitz. All of the members of the Nominating Committee qualify as independent directors under the rules applicable to NASDAQ-listed companies. The Nominating Committee met four times during 2006. The responsibilities of the Nominating Committee of the Board of Directors include selecting the individuals to be nominated for membership on the Board of Directors and overseeing the annual self-evaluations by the Board and its committees.
The Nominating Committee selects a slate of nominees and then recommends those nominees to the Board of Directors. The entire Board of Directors determines who the nominees will be. The Nominating Committee and the Board select nominees who meet the qualifications set forth in Horizon’s Amended and Restated Bylaws and the applicable independence requirements under the SEC and NASDAQ rules. In addition to the nomination procedures in Horizon’s Bylaws, the Board has adopted by resolution other procedures to be followed in selecting director nominees. The Nominating Committee Charter is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”
The Audit Committee
Audit Committee members serve one-year terms and are appointed at the Annual Meeting of Directors in May of each year. The Audit Committee members for 2006/2007 are Mr. Gillispie, who serves as Chairperson, Mr. Dworkin, Dr. McBride and Mr. Pairitz. The Audit Committee met four times in 2006. The purpose of the Audit Committee is to assist the Boards of Directors of Horizon and the Bank in fulfilling their statutory and fiduciary responsibilities with respect to examinations of Horizon, the Bank and their affiliates and the monitoring of accounting, auditing and financial reporting practices. The Audit Committee reviews the internal audit procedure of Horizon and the Bank and recommends to the Boards of Directors the engagement of outside and internal auditing firms.
Horizon’s Board of Directors has determined that Charley E. Gillispie and Peter L. Pairitz qualify as “audit committee financial experts” as defined by the SEC rules. Mr. Gillispie has a Bachelor of Arts degree in Business Administration and an M.B.A. in accounting, and is a registered certified public accountant. He has seventeen years of public accounting experience. Mr. Pairitz has a Bachelor of Science degree in accounting from Ball State University. He passed the certified public accountant examination and had eleven years of experience with a public accounting firm.
All of the members of the Audit Committee, including Mr. Gillispie and Mr. Pairitz, qualify as independent directors as defined by the SEC rules and NASDAQ listing standards.
The Board of Directors adopted a written charter for the Audit Committee in 2001. The charter was revised in 2006. The revised Audit Committee Charter is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”
Compensation Committee
Compensation Committee members serve one-year terms and are appointed at the Annual Meeting of Directors in May of each year. The members of the Compensation Committee for 2006/2007 are Mr. Swinehart, who serves as Chairperson, and Mr. Hopp, Dr. McBride and Mr. Pairitz. All of the members of the Compensation Committee qualify as independent directors under the rules applicable to NASDAQ-

listed companies. The Compensation Committee met six times in 2006. The Committee reviews all salary and employee benefit issues relating to employees and directors of Horizon, the Bank and their affiliates.
Compensation Committee Interlocks and Insider Participation
All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of Horizon, the Bank or any of our other subsidiaries. None of the members of the Compensation Committee serves as an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Horizon requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.
Compensation Consultants
During 2006 the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) to assist in the review of the reasonableness of the Chief Executive Officer’s employment agreement.
In 2005, 2003 and 2002, the Compensation Committee engaged Cook & Co. to conduct a peer review of executive compensation. The Cook & Co. reviews are conducted at least every three years and are used to augment other data obtained annually in determining the reasonableness of executive compensation. The Cook & Co. reviews are more extensive and include peer comparison of cash, short- term and long-term compensation.
Performance Reviews
The Compensation Committee conducts an annual review of the performance of Horizon’s President, who also serves as the Chief Executive Officer. In addition, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance of Horizon’s other executive officers.
In conducting its review, the Compensation Committee considers a variety of performance factors in analyzing the compensation of each of these executive officers. These factors generally include traditional financial results, positioning Horizon for future success and compliance issues.
The financial services business is complex and is undergoing changes that generate uncertainties about future events. The Chief Executive Officer must provide guidance and leadership in nearly all aspects of this dynamic enterprise. In the process, however, he is not expected to work alone. The performance evaluation recognizes that programs initiated at the top level of an organization are not, and should not be expected to be, “quick fixes.” These programs are generally long-term in nature, bringing benefits to Horizon over many years. For those reasons, the Compensation Committee also focuses on the following issues in determining performance levels for the Chief Executive Officer: strategic leadership, enterprise guardianship, board relationship and financial results. Strategic leadership entails development of appropriate strategies for Horizon and the ability to gain support for those strategies. Enterprise guardianship requires the Chief Executive Officer to set the tone in such matters as Horizon’s reputation, ethics, legal compliance, customer relations, employee relations and ensuring results. Board relationship requires the Chief Executive Officer to work collaboratively with Board members and committees, communicate information in a timely manner to ensure full and informed consent about matters of corporate governance and provide complete transparency to the Board. Financial results focus on the overall financial health of Horizon and ability to achieve financial goals.
In conducting the Chief Executive Officer’s performance review for 2006, the Compensation Committee obtained input from all members of the Board. All management compensation, including that of the President and the other executive officers, is performance related.

Compensation Discussion and Analysis
Overview of Compensation Program
The Compensation Committee of the Board of Directors sets the compensation of all executive officers of Horizon, including that of the Chief Executive Officer. Compensation is composed of several segments, including base salary, short-term incentives and long-term incentives. The Compensation Committee compares all executive compensation, including that of the Chief Executive Officer, to the compensation paid to persons holding the same position in similar financial institutions.
During 2006, the Compensation Committee utilized compensation surveys from three independent sources to review and compare Horizon’s top officer compensation. The independent providers of this data were Crowe Chizek and Company, LLC, The Delves Group and SNL Financial. This review included a study of base pay, bonus and long-term compensation. In 2005 the Cook & Co. survey made competitive comparisons against the following comparison group of 17 Midwest regional banks with assets in the range of $750 million to $1.5 billion, which were selected by Cook & Co. with input from management:
•	Citizens & Northern (Wellsboro, PA)

•	EFC Bancorp (Elgin, IL)

•	Enterprise Financial Services (Clayton, MO)

•	Exchange National Bancshares (Jefferson City, MO)

•	Firstbank (Alma, MI)

•	Home Federal Bancorp (Columbus, IN)

•	Lakeland Financial (Warsaw, IN)

•	Leesport Financial (Wyomissing, PA)

•	Lincoln Bancorp (Plainfield, IN)

•	Mainsource Financial (Greensburg, IN)

•	Mercantile Bancorp (Quincy, IL)

•	MutualFirst Financial (Muncie, IN)

•	Oak Hill Financial (Jackson, OH)

•	Peoples Community Bancorp (West Chester, OH)

•	PVF Capital (Solon, OH)

•	QCR Holdings (Moline, IL)

•	West Bancorporation (West Des Moines, IA)
The Compensation Committee intends to employ an independent third party consultant to review executive compensation, including long-term benefits, at least every three years. As mentioned above, in recent years the Compensation Committee has employed Cook & Co.
The following discussion of compensation focuses on the compensation of the five executive officers who are named in the Summary Compensation Table below because of their positions and levels of compensation. The five named executive officers and their positions with Horizon are as follows:
          Craig M. Dwight, President and Chief Executive Officer of Horizon

James H. Foglesong, Chief Financial Officer of Horizon
Thomas H. Edwards, Executive Vice President of Horizon
James D. Neff, Executive Vice President — Mortgage Banking of Horizon Bank
Lawrence J. Mazur, who served until October 2, 2006, as President and Chief Executive Officer of Horizon Trust & Investment Management, N.A., a subsidiary of Horizon Bank
Elements of Compensation
Our compensation plan for the Chief Executive Officer and other named executive officers includes the following elements:
•	Salary

•	Annual performance-based incentive compensation

•	Long-term equity incentive compensation

•	Stock bonuses

•	Retirement and other benefits

•	Perquisites and other personal benefits
The Compensation Committee reviews tally sheets showing the amounts for each element when setting the total compensation for each named executive officer.
Salary
Salaries of all executive officers, including the Chief Executive Officer, are governed by Horizon’s formal salary administration program, which is updated each year. The salary administration program involves consideration of an executive officer’s position and responsibility and performance as determined in the detailed annual performance reviews discussed above.
The salary of each executive officer is compared to those salaries being paid to executive officers in positions in organizations of comparable size in the Midwest. Salary ranges are then computed from that data for each Horizon executive officer position. In general, the highest salary that would be allowable under the salary administration program is below the highest cash compensation for that position as reported in the SNL Financial Executive Compensation report. In 2006, the highest cash compensation allowable for Mr. Dwight was $689,456. For his services in 2006 as Chief Executive Officer and President, Mr. Dwight was paid a salary of $280,000, which represented a 3.7% increase over his 2005 salary of $270,000.
On December 1, 2006, Horizon and the Bank, entered into an Employment Agreement with Mr. Dwight. The agreement provides that Mr. Dwight will continue to receive an annual base salary equal to the amount being paid to him on the date of the agreement, subject to adjustment based on the annual review of Horizon’s Board of Directors or the Compensation Committee of the Board of Directors, but the adjusted base salary amount may not be less than Mr. Dwight’s base salary on the date of the agreement, which was $280,000. The Employment Agreement replaces the change-of-control agreement, dated October 7, 1999, between the Bank and Mr. Dwight. Other provisions of the Employment Agreement are discussed below following the Summary Compensation Table and in the discussion of Potential Payments Upon Termination or Change in Control.
The 2006 salary increases for three of the other named executive officers ranged from 3.8% to 7.7%. Mr. Foglesong’s salary was increased to $140,000 from $130,000 (7.7%); Mr. Edwards’ salary was increased to $174,000 from $167,000 (4.2%); and Mr. Neff’s salary was increased to $138,000 from $133,000 (3.8%). Mr. Mazur’s salary remained at $158,000.

Performance-Based Incentive Compensation
After consultations with compensation consultant Cook & Co. in 2003, the Compensation Committee of the Board of Directors of Horizon adopted an Executive Officer Bonus Plan. The Bonus Plan permits executive officers to earn, as a cash bonus, a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. Four of the named executive officers, Messrs. Dwight, Foglesong, Edwards and Mazur, currently participate in the Bonus Plan. Participants in the Bonus Plan are not eligible to participate in Horizon’s annual discretionary or holiday bonus plans (Mr. Mazur, after October 2, 2006, was no longer an executive officer, and, therefore, received a holiday bonus.).
To receive a bonus under the Bonus Plan, the executive officer must be employed by Horizon or one of its subsidiaries on the date the annual bonus payment is made and must be in good standing with Horizon. The Compensation Committee may adjust or amend the Plan at any time in its sole discretion. All executive officers’ bonuses are subject to final approval by the Compensation Committee. Mr. Dwight’s bonus is paid out in accordance with his Employment Agreement.
As approved by the Compensation Committee, the Company’s bonus matrices for executive officers place heavier weight on financial outcome in order to align bonus payouts with shareholders’ interests. Other bonus factors are aligned with critical strategic issues that position the Company for future success and maintain regulatory compliance.
2006 Bonus Factors and Weighting for Executive Officers:

Named Executive Officer & Category	Weighting
Chief Executive Officer
Financial Outcome of the Company	60%
Positioning the Company for Future Success	30%
Compliance & Reputation	10%
Chief Operating Officer
Financial Outcome of the Company	40%
Financial Outcomes for Areas of Direct Responsibility	40%
Positioning the Company for Future Success	20%
Chief Financial Officer
Financial Outcome of the Company	50%
Positioning the Company for Future Success	20%
Compliance & Reputation	15%
Project Management	15%
President of Horizon Trust
Financial Outcome of the Company	30%
Financial Outcomes for Areas of Direct Responsibility	70%
Bonus calculations for financial outcomes are based on quantifiable targets and for non-financial targets on observations by the CEO and Board of Directors in comparison to the Company’s strategic plan.
The Compensation Committee established a minimum earnings target for Horizon to achieve before any bonuses would be paid out under the Plan. The Compensation Committee also approved a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specified the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.
For 2006, Mr. Dwight could have earned a maximum bonus under the Plan of up to 54% of his base salary and Mr. Foglesong and Mr. Edwards could have each earned a maximum bonus of 48% of their base salary. Each named executive officer had as a performance goal the achievement of a specified level of corporate net income for the year, with the weighting of such goal for 2006 being 40% for Mr. Dwight, 20% for Messrs. Foglesong and Edwards and 10% for Mr. Mazur. The matrix for each of the executive officers also specifies from three to five other performance measures, each of which is dependent upon the executive officer’s areas of responsibilities and varies from year to year to reflect changes in the primary responsibilities of the office that the executive officer holds.
The other measurements include the following: compliance with rules, regulations and internal controls; positioning the company for long-term growth, organizational development, retention and attraction of good talent, efficiency ratio and project management. The weightings for each measurement vary dependent upon the overall responsibilities and primary goals of each executive officer.
In considering Mr. Dwight’s bonus, the Compensation Committee used established goals for 2006 and compared actual results with goals. The goals compared Horizon’s net income compared to plan; compliance with all rules, laws, regulations and audit standards; reputation of Horizon; positioning Horizon for future growth and expansion; and organizational development including retention and attraction of good talent, efficiency improvement and continuous learning. The amounts of the bonuses paid each year under the Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included in this Proxy Statement.
Executive officers did not meet the minimum earnings targets as outlined in their respective bonus matrices and, therefore, no bonuses were paid to any executive officer for 2006.
Mr. Neff is eligible to receive an incentive bonus from the Bank as part of his change-in-control agreement, which is discussed in more detail below under Potential Payments Upon Termination or Change in Control. The agreement provides that the Bank will pay Mr. Neff a percentage of his salary as an incentive bonus within ninety days following each calendar year if the Mortgage Warehousing Division of the Bank meets or exceeds certain Return on Equity (ROE) goals for the year, subject to a maximum of $250,000 in incentive compensation per year. The ROE goals and bonus percentage amounts are as follows: 12% ROE: 25%; 15% ROE: 40%; and 20% ROE or above: 50%. If the Mortgage Warehousing Division ROE exceeds the 20% ROE target for a year, Mr. Neff receives an additional bonus equal to 15% of the dollar amount of the net income that exceeds the amount necessary to reach the 20% ROE target.
Long-Term Incentive Program
In 2002 Horizon engaged compensation consultant Cook & Co. to review Horizon’s compensation of top officers and outside directors. Cook & Co. recommended that Horizon adopt an omnibus stock plan for the purpose of attracting and retaining key employees. Horizon’s Board of Directors unanimously adopted the 2003 Omnibus Equity Incentive Plan on January 21, 2003, and the shareholders approved the Omnibus Plan at the annual meeting held on May 8, 2003.
The Omnibus Plan was designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, which generally denies a corporate-level income tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including “performance-based compensation,” which meet the requirements of Internal Revenue Code Section 162(m), are generally excluded from this deduction limit.
The Compensation Committee administers the Omnibus Plan and may grant the following types of awards:
•	Incentive stock options

•	Nonqualified stock options

•	Stock appreciation rights

•	Restricted stock

•	Performance units

•	Performance shares

•	Any combination of the above
Horizon’s long-term incentive program is based on the grant of stock options and restricted stock. Stock options and restricted stock are granted to encourage and facilitate personal stock ownership by executive officers and thus strengthen their personal commitment to Horizon and to provide them with a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly aligns the officer’s interests with those of Horizon’s shareholders. Horizon also recognizes that stock options are a necessary element of a competitive compensation program. The program utilizes vesting periods to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees.
In determining a reasonable level of long-term compensation to be granted executive officers, the Compensation Committee takes into consideration independent reports prepared in 2003 and 2005 by Cook & Co. and other peer data. In general, the 2005 Cook & Co. study found that Horizon’s executive compensation was appropriately balanced between cash and long-term incentives as compared with peer data. Cook & Co.’s peer group consisted of publicly traded financial institutions located in the Midwestern United States with assets in the range of $750 million and $1.5 billion. Please refer to the list of peer group banks used in the Cook & Co. survey, which is included above under “Overview of Compensation Program.”
Based on its review of option and restricted stock awards made under the Omnibus Plan and earlier plans and its consideration of the sources mentioned above, the Compensation Committee determined not to make any additional grants of options or restricted stock to the named executive officers for 2006.
Stock Ownership Guidelines
Horizon does not have a stock ownership guideline for executive officers. Members of the Board of Directors, in accordance with banking regulations, are required to maintain at least a $1,000 ownership interest in Horizon Common Stock while they serve on the Board. It is also the objective of the Board that directors will accumulate and hold shares while they serve as directors.
Stock Bonuses
Horizon has maintained an Employee Stock Bonus Plan that covers substantially all employees. The Bonus Plan has afforded employees the opportunity to share in the growth and prosperity of Horizon, to accumulate capital for their future economic security and to provide security for participants who become totally and permanently disabled. Shares of Horizon Common Stock have been allocated to participating employees’ plan accounts. The Bonus Plan permits Horizon to make contributions to the Plan either in Common Stock or in cash. If cash is contributed, it may be used by the plan trustee to purchase Common Stock directly from Horizon or on the open market. The Bonus Plan has enabled participating employees to acquire beneficial stock ownership interests in Horizon without requiring any cash outlay or surrendering any rights. Contributions to and earnings in the Bonus Plan are not subject to federal and state taxes until distributed under the rules of the Bonus Plan.
Effective January 1, 2007, the Employee Stock Bonus Plan was restructured as an Employee Stock Ownership Plan (or ESOP). The restructuring will provide participants with several additional benefits. New benefits will include the addition of a dividend election program and all dividends paid on shares of Horizon Bancorp stock in the ESOP will be 100% vested. The Matching Contribution Account in the

Stock Bonus Plan will be transferred to the Horizon Bancorp Employee Thrift Plan and the remainder of the Stock Bonus Plan, which is made up of the Discretionary Contributions Account and the Prior ESOP Account, will be converted to the ESOP. Matching Contributions will now be contributed to the Matching Contributions Account that has been transferred to the Employee Thrift Plan from the Stock Bonus Plan.
Post-Termination Compensation and Benefits
Mr. Dwight’s Employment Agreement provides for the payment of compensation upon a change in control. Three of Horizon’s other executive officers, Messrs. Edwards, Foglesong and Neff, are also parties to change-in-control agreements with the Bank. Mr. Dwight’s Employment Agreement and the agreements with Messrs. Edwards, Foglesong and Neff are discussed in more detail below in the discussion of Potential Payments Upon Termination or Change in Control.
The Employee Thrift Plan is a 401(k) plan in which all employees with the requisite hours of service are eligible to participate. The Thrift Plan permits voluntary employee contributions and Horizon may make discretionary matching and profit sharing contributions. Each eligible employee is vested according to a schedule based upon years of service. Voluntary employee contributions are vested at all times, and Horizon’s discretionary contributions vest over a six-year period. Participants are eligible to receive matching contributions once they have attained age 21 and completed one year of service. The Company, at its discretion, provides for matching contributions as follows: 100% for the first 2% of a participant’s deferral contribution and 50% for each additional percentage deferred up to a total deferral of 6% (a maximum of 4% matching contribution).
The Horizon Bancorp Supplemental Executive Retirement Plan (or Frozen SERP) was originally effective January 1, 1993 and was frozen effective December 31, 2004. The Frozen SERP provides certain management or highly compensated employees of Horizon Bancorp and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Employee Thrift Plan due to benefit limits imposed by the Internal Revenue Code and to permit the deferral of additional compensation. The Frozen SERP is an unfunded arrangement designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Internal Revenue Code Section 409A. The Frozen SERP is administered by the Compensation Committee. Prior to January 1, 2005, a participant in the Frozen SERP could elect each year to defer a percentage of the participant’s total cash compensation. Each year, the Compensation Committee, in its discretion, could elect to have Horizon match the amounts deferred by each participant under the Frozen SERP up to a maximum match of $25,000. The Compensation Committee could also make supplemental contributions in any amount determined by the Committee in its discretion.
Interest is credited on a participant’s deferred account balance in the Frozen SERP at the five-year U.S. Treasury Bond rate published in the Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee can require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants or their designated beneficiaries will begin to receive payment under the Frozen SERP within thirty days after the participant’s separation from service. Participants may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the Frozen SERP. No additional amounts, except earnings, accrued to the interest of the named executive officers under the Frozen SERP for 2006.
Horizon adopted the Horizon Bancorp 2005 Supplemental Executive Retirement Plan (or 2005 SERP) to replace the Frozen SERP effective January 1, 2005. As with its predecessor, the 2005 SERP provides certain management or highly compensated employees of Horizon Bancorp and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the

Employee Thrift Plan due to benefit limits imposed by the Internal Revenue Code and to permit the deferral of additional compensation. The 2005 SERP also is an unfunded arrangement designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Internal Revenue Code Section 409A and the 2005 SERP is administered by the Compensation Committee. A participant in the 2005 SERP may elect to defer a percentage of the participant’s total cash compensation each year. For 2006, a participant could elect to defer a combined amount to the Employee Thrift Plan and the 2005 SERP of up to 75% of the participant’s total cash compensation, but beginning January 1, 2007, the deferrals to the Employee Thrift Plan are limited separately and the 2005 SERP maximum deferral percentage is limited to 25%.
Each year, the Compensation Committee, in its discretion, may elect to have Horizon match the amounts deferred by each participant under the 2005 SERP up to a maximum match of $25,000. The Compensation Committee may change the match limit prior to the beginning of any year. The Compensation Committee may also make supplemental contributions in any amount it determines in its discretion.
Interest is credited on a participant’s deferred account balance in the 2005 SERP at the five-year U.S. Treasury Bond rate published in the Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee may require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants may specify the date or event upon which they or their designated beneficiaries will begin to receive payment under the 2005 SERP and may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the 2005 SERP.
The amounts allocated to the named executive officers under the 2005 SERP for 2006 are included in the All Other Compensation column of the Summary Compensation Table.
Perquisites and Other Personal Benefits
Horizon provides minimal perquisites and other personal benefits to its executive officers. Messrs. Dwight and Edwards are provided country club memberships. The cost of these memberships is less than $10,000 per executive officer. No other perquisites or personal benefits are provided to executive officers.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Compensation Committee has recommended to Horizon’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Horizon’s 2006 Annual Report on Form 10-K.
This Report is respectfully submitted by the Compensation Committee of Horizon’s Board of Directors:
Robert E. Swinehart; Chairperson
Daniel F. Hopp
Robert E. McBride
Peter L. Pairitz
Executive Compensation Tables
The following tables provide information on the 2006 compensation for Horizon’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of

Horizon, the Bank and one of the Bank’s subsidiaries, Horizon Trust & Investment Management, N.A. These five individuals are referred to as the “named executive officers.”
Summary Compensation Table for 2006
The table below provides information with respect to the total compensation earned by or paid to the named executive officers for 2006.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)	($)(5)		($)
Craig M. Dwight	2006	280,000	N/A	37,696	—	—	N/A	42,349	(6)	360,045
President and Chief Executive Officer
James H. Foglesong	2006	140,000	N/A	23,560	2,788	—	N/A	29,277	(7)	195,625
Chief Financial Officer
Thomas H. Edwards	2006	174,000	N/A	32,984	—	—	N/A	20,856	(8)	227,840
Executive Vice President

James. D. Neff	2006	138,000	N/A	28,272	4,743	136,755	N/A	32,913	(9)	340,683
Executive Vice President – Mortgage Banking of the Bank
Lawrence J. Mazur	2006	158,000	250	28,272	—	—	N/A	27,620	(11)	214,142
President and Chief Executive Officer, Horizon Trust & Investment Management, N.A.(10)

[1]	Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon’s Thrift Plan and Supplemental Executive Retirement Plan (“SERP”).

[2]	The amount reflects the dollar amount paid under Horizon’s holiday bonus plan, which is available to all employees with the exception of specified executive officers, including Messrs. Dwight, Foglesong, Edwards and Neff. Messrs. Dwight, Foglesong, Edwards and Mazur are eligible to receive annual bonuses under the Executive Officer Bonus Plan, and if such bonuses are received for a given year, the SEC rules provide that they are to be reported in the Non-Equity Incentive Plan Compensation column of this table.

[3]	The amounts reflect the dollar amount Horizon recognized, before forfeitures, for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R and include amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in note 19 to Horizon’s audited financial statements for the fiscal year ended December 31, 2005, included in Horizon’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

[4]	Messrs. Dwight, Foglesong, Edwards and Mazur did not meet the minimum standards to receive bonuses for 2006 under the Executive Officer Bonus Plan (for more information about the Bonus Plan, see the discussion above in the Compensation Discussion and Analysis). The bonus amount for Mr. Neff represents a bonus he receives based on the net profit of the Mortgage Warehouse division.

[5]	The individuals named in the table also received certain perquisites, but the incremental costs of providing the perquisites did not exceed the $10,000 disclosure threshold.

[6]	Includes Horizon’s contribution of $4,069 under Horizon’s Stock Bonus Plan and its matching contributions of $8,800 under the Thrift Plan, $25,000 under the SERP and $4,480 in dividends on restricted stock.

[7]	Includes Horizon’s contribution of $2,670 under Horizon’s Stock Bonus Plan and its matching contributions of $5,775 under the Thrift Plan, $18,033 under the SERP and $2,800 in dividends on restricted stock.

[8]	Includes Horizon’s contribution of $3,869 under Horizon’s Stock Bonus Plan and its matching contributions of $8,367 under the Thrift Plan, $4,700 under the SERP and $3,920 in dividends on restricted stock.

[9]	Includes Horizon’s contribution of $4,069 under Horizon’s Stock Bonus Plan and its matching contributions of $8,800 under the Thrift Plan, $16,684 under the SERP and $3,360 in dividends on restricted stock.

[10]	Horizon Trust & Investment Management, N.A., is an investment management subsidiary of the Bank.

[11]	Includes Horizon’s contribution of $2,474 under Horizon’s Stock Bonus Plan and its matching contributions of $5,351 under the Thrift Plan, $16,435 under the SERP and $3,360 in dividends on restricted stock.
As discussed above in the Compensation Discussion and Analysis, Horizon and the Bank entered into an employment agreement with Mr. Dwight on December 1, 2006. The agreement provides that Mr. Dwight will continue to serve as Horizon’s President and Chief Executive Officer and the Bank’s Chairman and Chief Executive Officer for a term of three years. The term of the agreement will be extended for an additional one-year period beyond the then-effective expiration date on each annual anniversary of the date of the agreement until the year in which Mr. Dwight reaches the age of sixty-three, unless Horizon delivers notice to Mr. Dwight within sixty days prior to the expiration of any one-year period that the term will not be extended.
The agreement also provides that Mr. Dwight will continue to receive an annual base salary equal to the amount being paid to him on the date of the agreement, subject to adjustment. Horizon may terminate Mr. Dwight’s employment immediately for “cause” as defined in the agreement and also may terminate his employment without cause upon not less than thirty days’ prior notice. Mr. Dwight may terminate his employment for “good reason” as defined in the agreement or upon not less than thirty days’ prior notice without good reason. If Horizon terminates Mr. Dwight’s employment without cause, if Mr. Dwight terminates his employment with good reason, or if Mr. Dwight’s employment is terminated upon a change in control of Horizon, the agreement provides for Horizon to pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and for Mr. Dwight to receive health and certain other benefits for a two-year period. The agreement also includes provisions that limit the aggregate amount of the payment to an amount that is otherwise deductible by Horizon for federal income tax purposes after application of Internal Revenue Code Section 280G and that protect Horizon’s and the Bank’s confidential business information and prohibit competition by Mr. Dwight for a two-year period following the date of his termination.
Grants of Plan-Based Awards
Four of the named executive officers had the opportunity to earn cash bonuses under the Executive Officer Bonus Plan if Horizon met the earnings targets the Compensation Committee had established for 2006. The minimum earnings targets were not met for 2006 and, therefore, none of the four named executive officers received bonuses for 2006. A detailed description of the Executive Officer Bonus Plan is provided above in the Compensation Discussion and Analysis.
The following table presents the estimated payouts the named executive officers had the opportunity to receive if the earnings targets for 2006 had been met.

	Estimated Possible Payouts Under
	Non-Equity Incentive Plan Awards
	Threshold	Target	Maximum
Name	($)	($)	($)
Craig M. Dwight	$56,000	$95,200	$151,200
James H. Foglesong	14,000	32,200	67,200
Thomas H. Edwards	17,400	78,400	83,520
James D. Neff (1)	—	—	—
Lawrence J. Mazur	6,500	19,500	45,500

[1]	Mr. Neff does not participate in the Executive Bonus Plan.

Outstanding Equity Awards at Fiscal Year-End for 2006
The following table presents information on stock options and restricted stock held by the named executive officers on December 31, 2006.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards;	Awards;
								Number	Market or
			Equity			Number		of	Payout
			Incentive			of		Unearned	Value of
		Number of	Plan			Shares		Shares,	Unearned
	Number of	Securities	Awards;			or Units	Market	Units or	Shares,
	Securities	Underlying	Number of			of Stock	Value of	Other	Units or
	Underlying	Unexercised	Securities			That	Shares or	Rights	Other
	Unexercised	Options	Underlying			Have	Units of	That	Rights
	Options	(#)	Unexercised	Option	Option	Not	Stock That	Have Not	That Have
	(#)	Unexercisable	Unearned	Exercise	Expiration	Vested	Have Not	Vested	Not Vested
Name	Exercisable (1)	(2)	Options (#)	Price ($)	Date	(#)(3)	Vested ($)(4)	(#)	($)
Craig M. Dwight	—	—	N/A	—	—	8,000	$218,000	N/A	N/A
James H. Foglesong	2,700	—	N/A	$7.50	01/29/2011	5,000	$136,250	N/A	N/A
	800	1,200		$23.56	08/02/2014
Thomas M. Edwards	5,520	—	N/A	$6.48	06/20/2010	7,000	$190,750	N/A	N/A
	7,500	—		$6.22	12/01/2011
James D. Neff	—	1,800	N/A	$17.93	01/02/2013	6,000	$163,500	N/A	N/A
Lawrence J. Mazur	—	—	N/A	—	—	6,000	$163,500	N/A	N/A

[1]	All options have a ten-year life with pro-rata vesting over a five-year period from the grant date.

[2]	The shares represented could not be acquired by the named executive officers as of December 31, 2006.

[3]	Restricted shares granted on August 2, 2004 and will vest on August 2, 2009.

[4]	The market value of these awards is determined by multiplying the number of shares by the closing market price of Horizon’s Common Stock on December 31, 2006.
Option Exercises and Stock Vested for 2006
          The following table presents information on the exercise by named executive officers of stock options during 2006. No shares of restricted stock held by named executive officers vested during 2006.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized on	Acquired on Vesting	Value Realized on
Name	(#)	Exercise ($)(1)	(#)	Vesting ($)
Craig M. Dwight	29,849	$582,597	N/A	N/A
James H. Foglesong	—	—	N/A	N/A
Thomas H. Edwards	3,000	$70,950	N/A	N/A
James D. Neff	5,850	$99,599	N/A	N/A
Lawrence J. Mazur	9,180	$219,379	N/A	N/A

[1]	Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.
Nonqualified Deferred Compensation for 2006
          The following table presents information on compensation deferred by and matching contributions for each of the named executive officers under the Supplemental Executive Retirement Plan, which is discussed above in the Compensation Discussion and Analysis.

	Executive	Registrant	Aggregate
	Contributions in	Contributions in	Earnings in	Aggregate	Aggregate Balance
	Last Fiscal Year	Last Fiscal Year	Last Fiscal	Withdrawals/	at Last Fiscal
Name	($)(1)	($)(1)	Year($)	Distributions ($)	Year End ($)
Craig M. Dwight	40,365	25,000	25,942	N/A	488,449
James H. Foglesong	28,125	18,033	12,192	N/A	240,231
Thomas H. Edwards	6,576	4,700	1,975	N/A	42,977
James D. Neff	28,960	16,684	11,572	N/A	231,535
Lawrence J. Mazur	24,500	16,435	24,028	N/A	448,486

[1]	Executive contributions are included in the “Salary” column of the Summary Compensation Table and Registrant Contributions are included in the “All Other Compensation” column of the Summary Compensation Table.
Potential Payments Upon Termination or Change in Control
Horizon and the Bank have agreements with the named executive officers and plans in which the named executive officers participate that provide for benefits upon the resignation, severance, retirement or other termination of the named executive officers.
          Employment and Change-in-Control Agreements
The Employment Agreement with Mr. Dwight discussed above provides that if Horizon terminates Mr. Dwight’s employment without cause, if Mr. Dwight terminates his employment with good reason, or if Mr. Dwight’s employment is terminated upon a change in control of Horizon, Horizon will pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and for Mr. Dwight to receive health and life insurance benefits for a two-year period, as well as reimbursement of up to $30,000 for expenses in searching for a new position.
Mr. Dwight’s Employment Agreement provides that a “change in control” will be deemed to have occurred if any of the following conditions or events occurs: (1) any merger, consolidation or similar transaction which involves the Bank or Horizon and in which persons who are the shareholders of the Bank or Horizon immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50% of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (2) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Bank or Horizon; (3) any tender, exchange, sale or other disposition (other than disposition of the stock of Horizon or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by Horizon or any Horizon or Bank sponsored employee benefit plan, or purchases by members of the Board of Directors of Horizon or the Bank) of shares which represent more than 25% of the voting power of Horizon or the Bank; or (4) during any period of two consecutive years individuals who at the date of this Agreement constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.
The Employment Agreement provides, however, that a change in control will not be deemed to have occurred (1) as a result of the issuance of stock by Horizon in connection with any public offering of its stock; (2) with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not persons subject to liability under Section 16(b) of the Exchange Act; or (3) due to stock ownership by the Horizon Bancorp Employees’ Stock Bonus Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Bonus Plan or any other employee benefit plan.

If Mr. Dwight’s employment had terminated in connection with a change in control as of December 31, 2006, he would have been entitled to a severance amount and other benefits under the Employment Agreement in the amount of $667,459.
Mr. Mazur served as an executive officer of Horizon until October 2, 2006. On July 19, 2006, Horizon had entered into an employment agreement with Mr. Mazur with respect to his new position as the Chief Financial and Estate Planning Advisor of the Horizon Trust and Investment Management, N.A., a wholly owned subsidiary of the Bank. The employment agreement has a five-year term and provides that if, during the term of the agreement, Horizon terminates Mr. Mazur’s employment without cause and not following a change in control, Horizon will pay Mr. Mazur an amount equal to his base salary for six months and 50% of the commissions he earned in the prior four calendar quarters. The severance payment will be paid in six substantially equal monthly installments. If, however, Horizon terminates Mr. Mazur’s employment, during the term of the agreement, without cause following a change in control, or if Mr. Mazur terminates his employment for good reason, Horizon will pay Mr. Mazur an amount equal to the amount of his base salary and his commission for the prior two years, paid in a single sum within 30 days of his termination of employment. The employment agreement includes provisions that (1) limit the aggregate amount of the payment to an amount that is otherwise deductible by Horizon for federal income tax purposes after application of Internal Revenue Code Section 280G; (2) protect Horizon’s and the Bank’s confidential business information and (3) prohibit competition by Mr. Mazur for a one-year period following the date of his termination. Mr. Mazur’s employment agreement has the same definition of “change in control” as in Mr. Dwight’s employment agreement.
If Mr. Mazur’s employment had terminated without cause and not following a change in control, as of December 31, 2006, he would have been entitled to a severance amount and other benefits under the Employment Agreement in the amount of $79,000. If Mr. Mazur’s employment had terminated without cause following a change in control or if he had resigned for good reason, as of December 31, 2006, he would have been entitled to a severance amount and other benefits under the Employment Agreement in the amount of $316,000.
Three other named executive officers, Messrs. Edwards, Foglesong and Neff, are parties to change of control agreements with the Bank. These agreements provide that upon a change of control, a new two-year term of employment will commence for each of the officers at the same base salary that the officer was receiving at the time of the change of control and such salary may not be reduced during the two-year term. The agreements define a change of control as a merger, tender offer, asset sale or other transaction that result in (1) a majority of Horizon shareholders prior to the transaction holding less than 50% of the voting securities of Horizon after the transaction, (2) persons who held less than 20% of the voting securities of Horizon prior to the transaction owning more than 50% of such securities after the transaction; or (3) a majority of the members of the Horizon Board of Directors being persons who were not directors of Horizon at least twenty-four months prior to the transaction.
The agreements of Messrs. Edwards and Foglesong also provide that, in lieu of continuing his employment, each officer can elect to terminate his employment upon the occurrence of a change of control and receive a lump sum severance payment equal to two times his then-current base salary, and that if the officer’s employment is terminated at any time during the two-year period after the change of control by the Bank without cause or by the officer for cause, the officer is entitled to a lump sum severance payment equal to two times his then-current base salary.
These agreements define “change in control” as a change of control of Horizon that would be required to be reported in response to Item 5(f) of Schedule 14A promulgated under the Exchange Act, or any merger, tender offer, consolidation or sale of substantially all of the assets of Horizon, or related series of such events, as a result of which: (1) the majority shareholders of Horizon immediately prior to such event hold less than 50% of the outstanding voting securities of Horizon or its survivor or successor immediately after such event; or (2) persons holding less than 20% of such securities before such event own more than 50% of such securities after such event; or (3) persons constituting a majority of the Board of Directors of Horizon were not directors of Horizon for at least twenty-four months preceding the event.
If Mr. Edwards’ or Mr. Foglesong’s employment had terminated in connection with a change in control as of December 31, 2006, the severance amounts and other benefits that would have been paid under their agreements would have been $348,000.00 for Mr. Edwards and $280,000.00 for Mr. Foglesong.
If any of Messrs. Dwight, Foglesong, Edwards, Neff or Mazur qualifies as a “key employee” under Internal Revenue Code Section 409A at the time of their separation from service, Horizon may not make certain payments to them earlier than six months following the date of their separation from service (or, if earlier, the date of their death). Each of Messrs. Dwight, Foglesong, Edwards, Neff and Mazur currently is considered to be a “key employee.”
          Other Benefits Upon Termination or Change in Control
In the event of a change in control of the Company, the recipient of stock options and shares of restricted stock granted to executive officers under the Omnibus Plan that then are outstanding and that either are not then exercisable or are subject to any restrictions will become immediately exercisable, and all restrictions will be removed, as of the first date that the change in control has been deemed to have occurred. In addition, stock options granted to executive officers will be vested and fully exercisable as of the date of death, disability or retirement of the executive officer. In addition, the shares of restricted stock awarded to Mr. Mazur will be vested, if his employment is terminated without “Cause” as defined in his employment agreement, under a vesting schedule which vests 20% of the shares on August 2, 2005 and an additional 20% each year. If Mr. Mazur had been terminated without cause as of December 31, 2006, he would have been vested in 40% of his restricted stock or 2,400 shares, with a fair market value as of that date of $65,400.
The Omnibus Plan provides that a “change in control” will be deemed to have occurred if any of the following conditions or events occurs: (1) any merger, consolidation or similar transaction which involves Horizon and in which persons who are the shareholders of Horizon immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50% of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (2) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon; (3) any tender, exchange, sale or other disposition (other than disposition of the stock of Horizon or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by Horizon or any Horizon sponsored employee benefit plan, or purchases by members of the Board of Directors of Horizon or any subsidiary) of shares which represent more than 25% of the voting power of Horizon or the Bank; or (4) during any period of two consecutive years individuals who at the date of this Agreement constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.
The Omnibus Plan provides, however, that a change in control will not be deemed to have occurred (1) as a result of the issuance of stock by Horizon in connection with any public offering of its stock; (2) with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not persons subject to liability under Section 16(b) of the Exchange Act; or (3) due to stock ownership by the Horizon Bancorp Employees’ Stock Bonus Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Bonus Plan or any other employee benefit plan.
If a change in control had occurred as of December 31, 2006, the stock options and restricted stock granted to executive officers that were not previously vested would have become fully vested as of that date. The fair market value of the shares of restricted stock for each executive officer as of December 31, 2006 was as follows: Mr. Dwight, $218,000; Mr. Foglesong, $136,250; Mr. Edwards, $190,750; Mr.

Neff, $163,500; and Mr. Mazur, $163,500. If a change in control had occurred, or if the executive officers had terminated their employment due to death, disability or retirement as of December 31, 2006, the value realized upon exercise of stock options, for each executive officer, would have been as follows: Mr. Foglesong, $60,705; Mr. Edwards, $272,375; and Mr. Neff, $16,776. The outstanding stock option and restricted stock awards to the executive officers are discussed in more detail in the above table and in the discussion of Outstanding Equity Awards at Fiscal Year-End for 2006. The Omnibus Plan is discussed in more detail above in the Compensation Discussion and Analysis.
Compensation of Directors
The following table presents information about our compensation of members of the Board of Directors. Information on the compensation received by Mr. Dwight, who is a named executive officer, is included in the Summary Compensation Table above. Mr. Dwight does not receive any additional compensation for service on the Board of Directors.
Director Compensation for 2006

					Change in
					Pension Value
				Non-Equity	and Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($)	($)	($)	Earnings	($)(1)	Total ($)
Susan D. Aaron	13,001	4,999	N/A	N/A	—	—	18,000
Robert C. Dabagia	—	—	N/A	N/A	—	60,000 (1)	60,000
James B. Dworkin	13,001	4,999	N/A	N/A	—	—	18,000
Charley E. Gillispie	19,001	4,999	N/A	N/A	—	—	24,000
Daniel F. Hopp	13,001	4,999	N/A	N/A	—	—	18,000
Robert E. McBride, M.D.	13,001	4,999	N/A	N/A	—	—	18,000
Larry N. Middleton	17,001	4,999	N/A	N/A	—	—	22,000
Peter L. Pairitz	13,001	4,999	N/A	N/A	—	—	18,000
Bruce E. Rampage	13,001	4,999	N/A	N/A	—	—	18,000
Robert E. Swinehart	17,001	4,999	N/A	N/A	—	—	22,000
Spero W. Valavanis	13,001	4,999	N/A	N/A	—	—	18,000

[1]	Mr. Dabagia receives a salary of $60,000 for his services to Horizon and receives no director fees.
Horizon paid each of its non-employee directors a cash retainer of $13,001 and a bonus in Common Shares equal in value to $4,999 for their services in 2006. Active employees of Horizon and/or the Bank receive no separate compensation for their services as directors. The Chairpersons of the Compensation Committee and Loan Committee receive an additional cash amount of $4,000, and the Chairperson of the Audit Committee receives an additional $6,000. Directors do not receive additional compensation for attending meetings of committees of the Board or for special assignments or meetings.
Horizon sponsors a Directors’ Deferred Compensation Plan, which allows non-employee directors of Horizon and the Bank to elect to defer the receipt of fees for their services. Earnings on fees deferred under the plan are based on the five-year treasury rate plus 200 basis points but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Payments of deferred fees are made to participants or their beneficiaries in a lump sum or monthly installments upon death or disability of the participants or as designated by participants. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.
Report of the Audit Committee
This report is being provided to inform shareholders of the Audit Committee’s oversight with respect to Horizon’s financial reporting.

Review with Management and Independent Auditors
The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2006. In addition, the Audit Committee discussed with BKD, LLP all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, “Communications with Audit Committees.”
The Audit Committee received the written disclosures and the letter from BKD, LLP required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with BKD, LLP their independence.
Conclusion
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the Securities and Exchange Commission.
Charley Gillispie; Chairperson
James B. Dworkin
Peter L. Pairitz
Robert McBride
Bruce Rampage
Common Share Ownership by Directors and Executive Officers
The following table sets forth the number of shares and percent of Common Shares beneficially owned by the directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of January 1, 2007.

Name	Shares Beneficially Owned [1]		Percentage
Directors:
Susan D. Aaron	5,959		*
Robert C. Dabagia	35,241	[2]	1.1%
Craig M. Dwight	89,290	[3]	2.8%
James B. Dworkin	1,237	[4]	*
Charley E. Gillispie	2,136	[5]	*
Daniel F. Hopp	508	[6]	*
Robert E. McBride, M.D.	18,596	[7]	*
Larry N. Middleton	6,173	[8]	*
Peter L. Pairitz	7,076		*
Bruce E. Rampage	3,475	[9]	*
Robert E. Swinehart	8,042	[10]	*
Spero W. Valavanis	5,956		*

Name	Shares Beneficially Owned [1]		Percentage
Other Executive Officers:

Thomas H. Edwards	39,657	[11]	1.2%
James H. Foglesong	21,886	[12]	*
Lawrence J. Mazur	58,385	[13]	1.8%
James D. Neff	34,616	[14]	1.1%
All Directors and Executive Officers as a Group (16 Persons):	338,233	[15]	10.4%

*	Beneficial ownership is less than one percent.

[1]	The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole voting or investment power. Stock options that vest on or before March 2, 2007, are included in the number of shares beneficially owned.

[2]	Includes 3,150 shares that are owned by Mr. Dabagia’s spouse.

[3]	Includes 8,000 shares of restricted stock, 58,395 shares owned jointly by Mr. Dwight and his spouse and 22,895 shares held by the Horizon Employee Stock Bonus Plan.

[4]	Includes 757 shares owned jointly by Mr. Dworkin and his spouse.

[5]	All shares are owned jointly by Mr. Gillispie and his spouse.

[6]	All shares are owned jointly by Mr. Hopp and his spouse.

[7]	The shares are held by a trust for which Dr. McBride serves as trustee.

[8]	Includes 4,508 shares owned jointly by Mr. Middleton and his spouse and 529 shares owned by his spouse.

[9]	All shares are owned jointly by Mr. Rampage and his spouse.

[10]	Includes 2,625 shares owned jointly by Mr. Swinehart and his spouse and 5,317 shares held in a trust for which Mr. Swinehart serves as trustee and is a beneficiary.

[11]	Includes 7,000 shares of restricted stock, 1,000 shares owned by Mr. Edwards’ spouse, 13,020 vested stock options and stock appreciation rights granted under the 1997 Stock Option Plan and 4,295 shares held by the Horizon Employee Stock Bonus Plan.

[12]	Includes 5,000 shares of restricted stock, 7,215 shares owned jointly by Mr. Foglesong and his spouse, 2,700 vested stock options and stock appreciation rights granted under the 1997 Stock Option Plan, 800 vested options granted under the Omnibus Plan and 1,671 shares held by the Horizon Employee Stock Bonus Plan.

[13]	Represents 6,000 shares of restricted stock; 47,700 shares owned jointly by Mr. Mazur and his spouse, all of which are pledged to a bank as collateral to secure a line of credit; and 4,688 shares held by the Horizon Employee Stock Bonus Plan.

[14]	Includes 6,000 shares of restricted stock and 4,249 shares held by the Horizon Employee Stock Bonus Plan.

[15]	Includes 16,520 shares covered by stock options and stock appreciation rights and 157,934 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members or held by family trusts.
Stock Ownership of Certain Beneficial Owners
To the best of Horizon’s knowledge, as of December 31, 2006, the only shareholder or group of shareholders beneficially owning more than 5% of the outstanding Common Shares were the group consisting of Jeffrey L. Gendell, Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Tontine Overseas Associates, L.L.C., who reported in Amendment No. 3 to the Schedule 13G filed with the SEC on February 13, 2007, beneficial ownership of 287,716 Common Shares, representing 8.88% of the Common Shares, and Wellington Management Company, LLP who reported in a Schedule 13G filed on February 14, 2007, beneficial ownership of 162,400 shares, representing 5.01% of the Common Shares.

Darhap & Co., the nominee for Horizon Trust & Investment Management, N.A., a subsidiary of the Bank, held 770,263 Common Shares as of December 31, 2007. Darhap & Co. exercises voting or investment authority with respect to only 50,015 of those shares (representing 1.5% of the outstanding shares).
Certain Business Relationships and Transactions
In accordance with our Audit Committee Charter and NASDAQ requirements, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. Horizon’s Amended and Restated Articles of Incorporation provided the procedures for the Board to follow in approving or ratifying transactions with Horizon in which a director has a direct or indirect interest. The Articles provide that such transactions will be approved or ratified upon the affirmative vote of a majority of the directors on the Board or a Board committee who do not have a direct or indirect interest in the transaction or by a vote of the shareholders. Horizon’s Code of Ethics for Executive Officers and Directors and the Advisor Code of Conduct for Horizon and the Bank provide the policies and procedures for the review and approval or ratification of conflict of interest transactions. Any situations involving potential conflicts of interest involving an executive officer, director or member of his or her family, if material, are to be reported and discussed with the Code of Ethics contact person. For executive officers, the contact person is the Chief Executive Officer, or if the executive officer believes it more appropriate, the Chairman of the Audit Committee. For directors, the contact person is the Chairman of the Audit Committee.
Directors and executive officers of Horizon and their associates were customers of, and had transactions with, the Bank in the ordinary course of business during 2006. The Bank expects that comparable transactions will occur in the future. These transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated third parties. In the opinion of Horizon’s management, these transactions did not involve more than normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
Proposal 2
Ratification of Appointment of Independent Auditors
BKD, LLP served as Horizon’s independent auditors for 2006. Upon the recommendation of the Audit Committee, the Board of Directors has selected BKD, LLP as Horizon’s independent auditors for 2007. BKD, LLP has served as Horizon’s independent auditors since 1998. Shareholder ratification of the appointment of the independent auditors is not required by law, but the Audit Committee has proposed and recommended the submission of the appointment of BKD, LLP to the shareholders to give the shareholders input into the designation of the auditors.
Ratification of the appointment of Horizon’s independent auditor requires that more shares be voted in favor of the proposal than against the proposal. If the shareholders do not approve the selection of BKD, LLP, the Audit Committee may reconsider its selection of BKD, LLP as independent auditors. Even if this proposal to ratify the auditors is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Horizon and its shareholders.
Representatives of BKD, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Audit Committee of the Board of Directors recommends that shareholders vote “For” the ratification of the appointment of BKD,
LLP as Horizon’s independent auditors for 2007 (Item 2 on the
Proxy Card).
Auditor Fees and Services
BKD, LLP served as Horizon’s independent auditors for 2006 and 2005. The services performed by BKD, LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards of, and expressing an opinion on, Horizon’s consolidated financial statements. The Board of Directors has selected BKD, LLP as the independent public accountants for 2006, subject to shareholder ratification at the Annual Meeting.
          Audit Fees
BKD, LLP’s fees for professional services rendered in connection with the audit and review of Forms 10-Q and all other SEC regulatory filings were $108,780 for 2006 and $113,980 for 2005. Horizon has paid and is current on all billed fees.
          Audit-Related Fees
BKD, LLP’s fees for audit-related services rendered in connection with consultation on financial accounting and reporting issues were $5,000 for 2006 and $3,685 for 2005. All of such fees have been paid.
          Tax Fees
BKD, LLP’s fees for tax services were $16,750 for 2006 and $20,050 for 2005. All such fees have been paid.
          All Other Fees
There were no other fees for 2006 or 2005.
          Board of Directors Pre-Approval
Horizon’s Audit Committee formally adopted resolutions pre-approving the engagement of BKD to act as our independent auditor for the two fiscal years ended December 31, 2006. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD will be pre-approved by the Audit Committee. All audit-related fees and fees for tax services for 2006 and 2005 were pre-approved by the Audit Committee. Horizon’s independent auditors performed all work described above with their respective full-time, permanent employees.
Section 16(a) Beneficial Ownership Reporting Compliance
Executive officers and directors of Horizon and owners of more than 10% of the Common Shares are required to file reports of their ownership and changes in their ownership of Common Shares with the Securities and Exchange Commission. Copies of these reports also must be furnished to Horizon. Based solely upon a review of copies furnished to Horizon through the date of this Proxy Statement or written representations that no reports were required, Horizon believes that its executive officers, directors and 10% shareholders complied with the 2006 filing requirements.
Shareholder Proposals for 2008 Annual Meeting
Any shareholder who wishes to have a proposal considered for inclusion in Horizon’s Proxy Statement for the 2008 Annual Meeting of Shareholders must submit the proposal in writing so that Horizon receives it by November 23, 2007. Proposals should be addressed to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360.

Horizon’s Amended and Restated Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the Annual Meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, which release date for the 2007 Annual Meeting is expected to be on or about March 23, 2007. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Bylaws.
Shareholders who wish to nominate candidates or to bring other proposals before the Annual Meeting must submit the proposals in writing to Horizon’s Secretary no later than November 23, 2007. Copies of the Bylaws are available to shareholders from Horizon’s Secretary free of charge upon request.
Other Matters
Management knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. The enclosed proxy confers discretionary authority on the proxies to vote on any other business that may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in their discretion on any such matter.
To the extent information in this Proxy Statement rests peculiarly within the knowledge of persons other than Horizon, Horizon has relied upon information furnished by others for the accuracy and completeness of the information.
We urge you to complete, date and sign the proxy and return it promptly in enclosed envelope.
Lawrence J. Mazur
Secretary
Michigan City, Indiana
March 23, 2007
Availability of Form 10-K
An additional copy of Horizon’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) is available to shareholders without charge upon written request to Mary McColl, Shareholder Relations, at 515 Franklin Square, Michigan City, Indiana 46360. The Form 10-K and Horizon’s other SEC filings also are available online in the SEC’s EDGAR database at www.sec.gov.

REVOCABLE PROXY
HORIZON BANCORP

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
The undersigned hereby appoints Thomas H. Edwards, James H. Foglesong or James D. Neff, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all shares of common stock of Horizon Bancorp that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2007, at 6:00 p.m. (local time), at the Holiday Inn, 5820 S. Franklin Street, Michigan City, Indiana, or any adjournment of the Annual Meeting, on the following matters:
THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE ON THE ELECTION OF THE DIRECTORS AND THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above Co-holder (if any) sign above

	For	With-	For All
		hold	Except
1. Election of Directors	☐	☐	☐
Susan D. Aaron
Charley E. Gillispie
Larry N. Middleton
Robert E. Swinehart
(INSTRUCTION: To withhold authority to vote for any individual, write the individual’s name on the space provided below.)

	For	Against	Abstain
2. Ratification of Appointment of BKD, LLP	☐	☐	☐
3.	In their discretion, on such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting
ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE ABOVE-STATED PROXIES. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE FOUR NOMINEES STATED ABOVE AND FOR PROPOSAL 2.
Please indicate your intentions of attending the meeting on May 3, 2007, by completing the section below.

I WILL attend the Annual Meeting. Number of Persons attending will be	☐

Detach above card, sign, date and mail in postage-paid envelope provided.
HORIZON BANCORP
515 Franklin Square, Michigan City, IN 46360
Please sign exactly as name appears on this card. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
YOUR VOTE IS IMPORTANT.
PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.